Exhibit 15.3

CONSENT OF ROBERT HATCH

The undersigned, Robert Hatch, hereby states as follows:

I, Robert Hatch, have supervised the preparation of certain of the scientific and technical information that forms the basis for the disclosure in the Annual Report on Form 20-F for the fiscal year ended December 31, 2024 (the “Annual Report”) of Austin Gold Corp. (the “Company”) being filed with the United States Securities and Exchange Commission, which is incorporated by reference into the Company’s registration statements on Form S-8 (File Nos. 333-268079 and 333-273046) and the Company’s registration statement on Form F-3 (File No. 333-272626) (together, the “Registration Statements”), and, solely to the extent indicated therein, have reviewed and approved such disclosure.

I hereby consent to the reference to my name in the Annual Report and to the incorporation therein in the Registration Statements.

/s/ Robert Hatch

Robert Hatch

Date: March 27, 2025